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                                                                      EXHIBIT 99

[LOGO OF MAGMA POWER COMPANY                    4365 EXECUTIVE DRIVE, SUITE 900
 APPEARS HERE]                                  SAN DIEGO, CALIFORNIA 92121
                                                619 622-7800  FAX 619 622-7822
News Release                                    CONTACT: INVESTOR RELATIONS
FOR IMMEDIATE RELEASE

                                        CONTACT:  Thomas Davies
                                                  Andrea Bergofin
                                                  Kekst & Company
                                                  (212) 593-2655

                              MAGMA POWER COMPANY
                        ADOPTS STOCKHOLDER RIGHTS PLAN

        San Diego, CA October 3, 1994--Magma Power Company (NASDAQ: MGMA) announced today that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on October 14, 1994.

        On September 19, 1994, Magma received an unsolicited proposal from California Energy Company, Inc. to purchase Magma for $25 of cash and $10 of California Energy common stock. Magma said that the Rights are designed to guard against partial tender offers, such as that contemplated by California Energy, and other abusive tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares. The Rights Plan will not prevent takeovers, but is designed to deter coercive takeover tactics.

        Each Right will entitle stockholders to buy one one-thousandth of a newly issued share of Series A Preferred Stock of the Company at an exercise price of $125.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company's outstanding Common Stock or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 20% or more of the Company's outstanding Common Stock.

        If any person becomes the beneficial owner of 10% or more of the Company's outstanding Common Stock, or if a holder of 10% or more of the Company's Common Stock, engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of the units of the Company's Series A Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a market value equal to twice the then-current price. In addition, if the Company is involved in a merger or other business combination transaction with another person after which its Common Stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a market value equal to twice the then-current exercise price. The plan does not apply to existing 10% or greater stockholders of Magma, unless the existing stockholder increases its ownership interest by 4% or more.

        Magma Power Company will generally be entitled to redeem the Rights at $.01 per right at any time until the 10th business day following public announcement that a person or group has acquired 10% or more of the Company's Common Stock.

        Magma also announced that it has amended its bylaws to remove the ability of stockholders to act by written consent.

        Magma Power Company is a leader in the geothermal industry. The Company currently operates seven geothermal plants in Southern California on geothermal leaseholds and fee interests held by the Company and holds additional geothermal leasehold and fee interests in other parts of California and Nevada. Magma is also currently constructing three power plants in the Philippines with a total capacity of 231 MW.